Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2017 Earnings Results

•	Quarterly revenue of $56.8 million consisting of:

•	Managed Services revenue of $41.7 million

•	Applications and Internet-of-Things (Apps & IoT) revenue of $5.8 million

•	Systems Integration revenue of $9.3 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $5.7 million, $0.31 per share

•	Quarterly Adjusted EBITDA (a non-GAAP measure) of $8.5 million

•	Quarterly Unlevered Free Cash Flow (a non-GAAP measure) of $4.6 million after capital expenditures of $4.0 million

HOUSTON – March 6, 2018 – RigNet, Inc. (NASDAQ: RNET), a global technology company that provides customized communications services, applications and cybersecurity solutions, today reported results for the quarter and full year ended December 31, 2017.

Quarterly revenue was $56.8 million representing an increase of $6.0 million compared to the prior quarter and an increase of $4.1 million compared to the prior year quarter. The revenue increase compared to the prior quarter reflects a $3.7 million increase in Systems Integration revenue, a $1.5 million increase in Managed Services revenue and a $0.8 million increase in Apps & IoT. The increase compared to the prior year quarter reflects a $4.4 million increase in Apps & IoT and a $3.8 million increase in Systems Integration revenue partially offset by a $4.1 million decrease in Managed Services revenue. Revenue increased due to our strategy of growth into the application layer and internet-of-things space coupled with the acquisitions of DTS and ESS.

GAAP net loss attributable to common stockholders was $5.7 million, or $0.31 per share, compared to net loss attributable to common stockholders of $4.2 million, or $0.23 per share, in the prior quarter and net loss attributable to common stockholders of $3.8 million, or $0.21 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $8.5 million compared to $7.8 million in the prior quarter and $9.4 million in the prior year quarter. The increase compared to the prior quarter was due primarily to increased revenue. The decrease compared to the prior year quarter was due primarily to increased operating expenses partially offset by increased revenue. Operating expenses have increased due to our investing in our growth strategy including investing in Apps & IoT and our sales and marketing efforts.

Capital expenditures were $4.0 million compared to $5.9 million in the prior quarter and $3.7 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $4.6 million compared to $2.0 million in the prior quarter and $5.7 million in the prior year quarter.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

In the quarter ended December 31, 2017, the Company recorded $0.5 million increase in fair value of an earn-out, $1.2 million in executive departure costs and $0.6 million in acquisition costs. In the quarter ended September 30, 2017, the Company recorded $0.8 million in acquisition costs and $0.8 million in restructuring charges. In the quarter ended December 31, 2016, the Company recorded $0.6 million of restructuring charges. The restructuring charges, acquisition costs and change in fair value of the earn-out are added back to net loss in our non-GAAP measures below. In the third quarter of 2017, after the acquisition of ESS, the Company reorganized its business and reportable segments into Managed Services, Apps & IoT and Systems Integration. All historical segment financial data has been recast to conform to the current presentation.

Steven E. Pickett, chief executive officer and president, commented, “The RigNet team delivered revenue growth for the third sequential quarter along with two sequential quarters of growth in both Adjusted EBITDA and Unlevered Free Cash Flow. Additionally, compared to the prior year quarter, site count increased in every category that we track with an aggregate increase of 250 sites. The Intelie acquisition, that was announced earlier this quarter, will deliver real time machine learning and artificial intelligence (AI) capabilities that will take our clients to a new level by allowing timely prediction models based on live data delivered over our highly reliable network and secured by our unique cybersecurity capabilities from the Cyphre acquisition. Our clients will now be “always connected, always secure and always learning”. The Intelie acquisition further delivers on our stated strategy of moving up the stack in order to deliver a more robust and highly differentiated managed communications service to our customers.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Wednesday, March 7, 2018, to discuss RigNet’s 2017 fourth quarter and full year results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s recent 10-K filing for the year ended December 31, 2017 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on sales of property, plant and equipment, net of retirements, change in fair value of earn-outs and contingent consideration, stock-based compensation, acquisition costs, executive departure costs, restructuring charges and non-recurring items.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Adjusted EBITDA and Unlevered Free Cash Flow should not be considered as alternatives to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ:RNET) is a global technology company that provides customized communications services, applications and cybersecurity solutions enhancing customer decision making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. The opinions, forecasts, projections, expected timetable for completing the Intelie acquisition, benefits and synergies of that acquisition, future opportunities for the combined company and products, and future financial performance are examples of forward-looking statements in this press release. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,”, “will”, “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s recent 10-K filing, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Media / Investor Relations Contact

Jerri Dean	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$56,814	$50,844	$52,759	$204,892	$220,623

Expenses:
Cost of revenue (excluding depreciation and amortization)	35,868	32,385	30,347	131,166	129,759
Depreciation and amortization	7,978	7,999	7,995	30,845	33,556
Impairment of intangible assets	—	—	—	—	397
Selling and marketing	2,379	2,400	1,613	8,347	7,172
General and administrative	13,121	11,011	12,797	44,522	52,190

Total expenses	59,346	53,795	52,752	214,880	223,074

Operating income (loss)	(2,532)	(2,951)	7	(9,988)	(2,451)
Other expense, net	(878)	(480)	(584)	(2,737)	(3,021)

Loss before income taxes	(3,410)	(3,431)	(577)	(12,725)	(5,472)
Income tax expense	(2,397)	(762)	(3,149)	(3,472)	(5,825)

Net loss	$(5,807)	$(4,193)	$(3,726)	$(16,197)	$(11,297)

Net Loss Per Share—Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(5,669)	$(4,232)	$(3,765)	$(16,176)	$(11,507)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.31)	$(0.23)	$(0.21)	$(0.90)	$(0.65)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.31)	$(0.23)	$(0.21)	$(0.90)	$(0.65)
Weighted average shares outstanding, basic	18,090	18,086	17,833	18,009	17,768
Weighted average shares outstanding, diluted	18,090	18,086	17,833	18,009	17,768
Unaudited Non-GAAP Data:
Adjusted EBITDA	$8,548	$7,843	$9,357	$29,669	$37,181
Unlevered Free Cash Flow	$4,563	$1,990	$5,671	$11,760	$21,984

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(5,807)	$(4,193)	$(3,726)	$(16,197)	$(11,297)
Interest expense	949	689	668	2,870	2,708
Depreciation and amortization	7,978	7,999	7,995	30,845	33,556
Impairment of intangible assets	—	—	—	—	397
(Gain) loss on sales of property, plant and equipment, net of retirements	—	5	11	55	(153)
Stock-based compensation	754	1,007	681	3,703	3,389
Restructuring costs	—	767	579	767	1,911
Change in fair value of earn-out/contingent consideration	526	—	—	(320)	(1,279)
Executive departure costs	1,192	—	—	1,192	1,884
Acquisition costs	559	807	—	3,282	240
Income tax expense	2,397	762	3,149	3,472	5,825

Adjusted EBITDA (non-GAAP measure)	$8,548	$7,843	$9,357	$29,669	$37,181

Adjusted EBITDA (non-GAAP measure)	$8,548	$7,843	$9,357	$29,669	$37,181
Capital expenditures	3,985	5,853	3,686	17,909	15,197

Unlevered Free Cash Flow (non-GAAP measure)	$4,563	$1,990	$5,671	$11,760	$21,984

	December 31, 2017	December 31, 2016
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$34,598	$57,152
Restricted cash—current portion	43	139
Restricted cash—long-term portion	1,500	1,514
Total assets	230,094	230,972
Current maturities of long-term debt	4,941	8,478
Long-term debt	53,173	52,990

	Year Ended December 31,
	2017	2016
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$57,152	$60,468
Net cash provided by operating activities	29,228	39,174
Net cash used in investing activities	(49,880)	(19,398)
Net cash used in financing activities	(2,847)	(15,352)
Changes in foreign currency translation	945	(7,740)

Cash and cash equivalents, December 31,	$34,598	$57,152

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017	4th Quarter 2016
Selected Operational Data:
Offshore drilling rigs (1)	182	184	173	173	175
Offshore Production	304	316	296	290	280
Maritime	172	165	134	124	122
International Land	149	132	112	104	104
Other sites (2)	364	378	336	304	240

Total	1,171	1,175	1,051	995	921

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands)
Managed Services
Revenue	$41,707	$40,243	$45,772	$164,238	$192,538
Cost of revenue	25,884	24,902	26,591	101,681	112,046
Depreciation and amortization	5,692	5,263	6,549	23,202	26,581
Selling, general and administrative	4,406	3,013	7,791	16,841	28,422

Operating income	$5,725	$7,065	$4,841	$22,514	$25,489

Applications and Internet-of-Things
Revenue	$5,780	$4,985	$1,416	$15,626	$6,495
Cost of revenue	3,907	3,394	527	10,751	2,703
Depreciation and amortization	889	835	—	1,738	—
Selling, general and administrative	536	363	67	1,685	268

Operating income	$448	$393	$822	$1,452	$3,524

Systems Integration
Revenue	$9,327	$5,616	$5,571	$25,028	$21,590
Cost of revenue	6,078	4,089	3,229	18,734	15,010
Depreciation and amortization	625	615	585	2,438	2,712
Selling, general and administrative	224	280	524	1,403	2,665

Operating income (loss)	$2,400	$632	$1,233	$2,453	$1,203

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net